                                                                     EXHIBIT 5.1

                                  May 5, 1995


Diamond Electronics, Inc.
4465 Coonpath Road
Carroll, Ohio  43112

Gentlemen:

         We have acted as counsel for Ultrak, Inc., a Colorado corporation (the "Company"), in connection with the Registration Statement on Form S-4 (Registration No. 33-________), as supplemented and amended (as so supplemented and amended, the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 600,000 shares of Common Stock, no par value ("Common Stock"), of the Company to be issued and sold by the Company (the "Company Shares"), and, up to an additional 100,000 shares of Common Stock to be sold by the Company (the "Company Additional Shares").

         With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Company Shares and the Company Additional Shares, when issued, sold, and delivered in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto, under the heading "Legal Matters."

                                            Very truly yours,

                                            GARDERE & WYNNE, L.L.P.



                                            By:_________________________________
                                               Richard L. Waggoner, Partner